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Exhibit 1

  28 October 2003

  Westpac appoints New Zealand director

  Westpac Banking Corporation Chairman, Mr Leon Davis, today announced the appointment of Mr Peter Wilson to the company's board of directors.

  Mr Davis welcomed Mr Wilson's appointment, saying his background in financial services in New Zealand and experience as a company Director and Chairman across private, public and government sectors further strengthened the board of Australia's first bank.

  "Given Westpac's major interest in New Zealand, we believe it is important to have a highly regarded and experienced New Zealand based director."

  Mr Wilson was previously a Director and from 1991 Chairman of Trust Bank New Zealand Limited which was acquired by Westpac in 1996. Mr Wilson is also a Director of Westpac (NZ) Investments Limited, having joined that Board in 1999.

  Mr Wilson's appointment to the board is effective from 31 October 2003.

  Ends.

  For Further Information

  David Lording
  Media Relations
  Westpac Banking Corporation
  Ph: 02 9226 3510
  Mb: 0419 683 411

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  Exhibit 1